Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
Synergetics Provides Update on the Iridex Lawsuit
     O’FALLON, Mo., Feb. 21, 2007 — Synergetics USA, Inc. (Nasdaq: SURG) today announced updates to its shareholders on the status of the pending Iridex (Nasdaq: IRIX) patent infringement lawsuit.
     The companies have recently completed the discovery phase of the lawsuit. During the final discovery phase, Iridex recently produced several key documents. The documents include two internal emails amongst Iridex personnel, including Iridex upper management, in which Iridex confirms that it did not believe Synergetics’ products infringed its patent. The documents further include a third party agreement in which Iridex acknowledges in the agreement warranties that it knew of no company, which includes Synergetics, that was infringing its patents. The Company believes these documents may establish that Iridex filed a lawsuit that it knew to be objectively without merit, which could give rise to antitrust liability under a doctrine known as “sham litigation.” Synergetics has moved the Court to allow an amendment to its Answer to assert this new counterclaim, which the Company believes could give rise to potential damages of $4.0 to 6.0 million. Because trial has been set for April, it is possible that the Court will not allow the claim because it is too close to the trial date.
     The Court has also recently issued a number of rulings regarding summary judgment motions filed by each of the parties late in 2006. Both parties had moved for summary judgment on two related issues, laches and estoppel. If Synergetics successfully establishes laches, pre-lawsuit filing damages claimed by Iridex may be removed from the case. If Synergetics prevails on estoppel, Iridex’s case could be dismissed altogether. Both doctrines are generally based on Iridex’s over six-year delay in bringing the lawsuit and Synergetics’ prejudice as a result. The Court has found that material facts are in dispute and has denied both parties’ motions for summary judgment. Those issues will be resolved at trial.
     The Court also granted two motions for summary judgment, one for Synergetics and one for Iridex. Synergetics believes neither of these motions goes to the core issues in the case. The Court granted Iridex’s summary judgment motion regarding a niche damages doctrine, called repair versus reconstruction. The Court granted Synergetics summary judgment motion regarding removal of the public parent, Synergetics USA, Inc. from the case because it does not sell the products in dispute. Thus, only Synergetics, Inc., the Company’s wholly-owned subsidiary, remains a party to the case and Synergetics USA, Inc. cannot be held liable for damages, if awarded.
     There is one additional summary judgment motion before the Court relating to non-infringement and invalidity. The Court held a hearing on February 8, 2007 on this issue and the Company is awaiting the judge’s ruling on this motion.
     About Synergetics USA, Inc.
     Synergetics USA, Inc. resulted from the September 2005 combination of Valley Forge Scientific Corp. and Synergetics, Inc., bringing together their respective unique capabilities in bipolar electrosurgical generators and design, and manufacture of microsurgical hand instruments. Synergetics USA, Inc. designs, manufactures and markets medical devices for use primarily in ophthalmic surgery and neurosurgery and for other healthcare applications. Its products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to its surgical devices and equipment, it designs and manufactures disposable and non-disposable supplies and accessories for use with such devices and equipment. It also manufactures and sells bipolar electrosurgical generators and other generators, based on its DualWave™ technology, and complementary instrumentation and disposable products for use in neurosurgery, spine surgery, pain control and in dental applications. Synergetics sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries.
     Forward-Looking Statements
     Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important facts that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These facts, risks and uncertainties are discussed in our Annual Report on Form 10-K for the year ended July 31, 2006, as updated from time to time in our filings with the Securities and Exchange Commission.
Company Contact:
Pamela G. Boone, Executive Vice President & CFO
Phone: (636) 939-5100

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